Exhibit 99.1

SPAC Twelve Seas Investment III prices $150 million IPO, targeting international energy

December 12, 2025

Twelve Seas Investment III, a blank check company targeting oil and gas companies located outside the US, raised $150 million by offering 15 million units at $10. Each unit consists of one share of common stock and one right to receive one-tenth of a share upon the completion of an initial business combination.

Twelve Seas Investment III is led by CEO and Director Dimitri Elkin, a Founding Partner of Twelve Seas Limited and a former general partner at Moscow-based UFG Private Equity. He is joined by Chairman Julian Vickers, the founder and Chairman of oil and gas investment banking firm NRG and CFO Jonathan Morris, who serves as CFO of ESH Acquisition (ESHA; +17% from $10 offer price), which announced its plan to merge with fitness tech provider TOFF Holdings in September 2025.

The SPAC plans to target global companies located outside the US, with an emphasis on established profitable enterprises in oil and gas and other sectors which management believes are proven. It will also consider prospective targets located in the US, but which are owned by non-US shareholders.

Management’s previous SPACs include Twelve Seas Investment II (formerly Nasdaq: TWLV), which liquidated in 2024, and Twelve Seas Investment, which completed its combination with Brooge Holdings (formerly Nasdaq: BROG), in 2019, and later delisted in May 2025. The company now trades as Brooge Energy on the OTC (BROGF).

Twelve Seas Investment Company III plans to list on the Nasdaq under the symbol TWLVU. Cohen & Company Securities acted as sole bookrunner on the deal.